UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Templeton Global Income Fund

(Name of Registrant as Specified In Its Charter)

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Increased Monthly Distributions for Templeton Global Income Fund Shareholders

❖ What is a Managed Distribution Plan and why was it adopted?
Your Board adopted the Managed Distribution Plan to establish a fixed rate for monthly distributions to Fund shareholders. Your Board wanted to provide shareholders with a constant, fixed minimum rate of distribution each month in an effort to narrow the discount between the Fund’s market price and net asset value.
❖	How much income will I receive from the Fund each month?
The per share amount of the monthly distribution you will receive under the Managed Distribution Plan will vary based on the net asset value of the Fund. For example, a shareholder who holds 3,500 shares of the Fund will receive approximately $132 from the Fund in the month of April. Assuming that per share amount, if you add up that distribution over the course of a year, shareholders who hold 3,500 shares of the Fund will receive a distribution of approximately $1,583 just by holding their Fund shares (this represents a 106% increase over the distribution paid for the last 12 months!)
❖ How can I help support the Fund to potentially allow for continued distributions in the future?
Your Board, including its Trustee nominees, believe that the Managed Distribution Plan will provide income to benefit all shareholders. To help preserve (although not guarantee) future distributions, vote on the WHITE proxy card FOR the Fund’s 4 Trustee nominees (Proposal 1) and AGAINST Saba’s tender offer proposal (Proposal 3).

Saba and its Trustee nominees are pursuing Saba’s short-term interests, and Saba’s tender offer proposal will deplete your Fund’s assets and raise your Fund’s expenses, thereby reducing the ability of the Fund to distribute income to shareholders.

Please see the enclosed press release for more information about the Managed Distribution Plan.
PLEASE VOTE FOR YOUR FUND BY RETURNING THE ENCLOSED WHITE PROXY CARD AND VOTING FOR ALL OF YOUR FUND’S NOMINEES (Proposal 1) AND AGAINST SABA’S TENDER OFFER PROPOSAL (Proposal 3).
DO NOT RETURN THE SABA GOLD PROXY CARD, EVEN TO VOTE AGAINST SABA’s PROPOSALS.
If you have any questions, please call AST, the Fund’s proxy solicitor, at (888) 564-8149 on any business day.